Calculation of Filing Fee Tables
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________
SMILEDIRECTCLUB, INC.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calcul-ation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the SmileDirectClub, Inc. 2019 Omnibus Incentive Plan	Other(2)	16,900,689(1)	$1.34(2)	$22,646,923.26 (2)	0.0000927	$2,099.37
Equity	Class A Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the SmileDirectClub, Inc. 2019 Stock Purchase Plan	Other(2)	3,380,138(1)	$1.34(2)	$4,529,384.92 (2)	0.0000927	$419.87
Total Offering Amounts				-	$27,176,308.18	-	$2,519.24
Total Fees Previously Paid				-	-	-	-
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$2,519.24

(1)    Represents shares of Class A Common Stock of SmileDirectClub, Inc. (the “Registrant”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes any additional shares of the Registrant’s Class A Common Stock that become issuable under the SmileDirectClub, Inc. 2019 Omnibus Incentive Plan or the SmileDirectClub, Inc. 2019 Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A Common Stock, as applicable.
(2)    Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $1.34, the average of the high and low price of the Class A Common Stock on May 24, 2022, as reported on the NASDAQ Global Select Market.

4893-3368-0418.1